Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-68929, 333-64242, 333-109311, 333-109332 and 333-125245 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Gevity HR, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 16, 2009, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Tampa, Florida
March 16, 2009